UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 13, 2007

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Effective March 13, 2007, LSB Industries, Inc. (the “Company”) completed an offer to exchange (the “Exchange Offer”) outstanding shares of its $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Preferred Stock”), for 7.4 shares of the Company’s common stock, par value $0.10 per share. Pursuant to the terms of the Exchange Offer, the Company will issue 2,262,971shares of common stock in exchange for 305,807 shares of Preferred Stock, representing approximately 99 % of the 309,807 shares of Preferred Stock that were eligible for exchange in the Exchange Offer. The Exchange Offer closed on March 12, 2007 and the 305,807 shares of Preferred Stock were retired upon acceptance of the Exchange Offer by the Company on March 13, 2007. No fractional shares of common stock will be issued.

As of December 31, 2006, the accrued and unpaid dividend on the Preferred Stock was $23.975 per share. Accordingly, pursuant to the terms of the Exchange Offer, the holders of the 305,807shares of Preferred Stock accepted in the Exchange Offer waived an aggregate of approximately $7.3 million in accrued and unpaid dividends on such shares of Preferred Stock. Immediately following completion of the Exchange Offer, (a) 193,295 shares of Preferred Stock (excluding 18,300 treasury shares) remained issued and outstanding and (b) there was a total of approximately $4.6 million in accrued and unpaid dividends on such issued and outstanding Series 2 Preferred.

The issuance of shares of common stock in this transaction is exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(9) under the Securities Act. The Company announced the results of this Exchange Offer in a press release dated March 13, 2007. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits
Item 9.01 Final Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Document Description

99.1	Press Release dated March 13, 2007 announcing final results of exchange offer for the Company’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2007

                        LSB INDUSTRIES, INC.

                By: /s/  Jack E. Golsen
                 Jack E. Golsen
                 Chairman of the Board and
                 Chief Executive Officer